Exhibit 99.1

Arcimoto to Host Q3 Stakeholder Webcast on Oct. 12

EUGENE, Ore., Oct. 8, 2021 – Arcimoto, Inc.® (NASDAQ: FUV), makers of fun, affordable, ultra-efficient electric vehicles for everyday drivers and fleets, will host a stakeholder webcast for the third quarter ended September 30, 2021, on Tuesday, Oct. 12 at 2:00 p.m. PDT.

On the webcast, Arcimoto leadership will discuss the company’s progress on its mission to catalyze the shift to sustainable transportation, the upcoming Ride of the Arconauts, and provide a corporate update including vehicle production numbers for the third quarter.

To view the webcast, use the links below:

Third Quarter 2021 Stakeholder Webcast

Date: Tuesday, Oct. 12, 2021

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us02web.zoom.us/webinar/register/WN_IUr8PZ9CSzqbxejSKrE7MA

Please login to the webcast at least 15 minutes before the start to ensure timely participation.

A playback of the webcast will be available for replay for 60 or more days on the IR section of the Arcimoto website at https://www.arcimoto.com/investor/.

For the latest company updates, follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webinar replays, and more can be found at http://arcimoto.com/ir

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Our flagship vehicle, the Arcimoto FUV®, is purpose-built for everyday driving and transforms ordinary trips into pure-electric joyrides. Launched in 2021, the all-new Arcimoto Roadster is designed to be the ultimate open-road fun machine and is the purest expression of the Arcimoto Platform. The Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. The upcoming Cameo™ is designed to create a smooth, silent, sustainable camera vehicle for the film and influencer industries. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com